SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. ___)
Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(D)(2))
☑ Definitive Information Statement
CABELTEL INTERNATIONAL CORPORATION

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CABELTEL INTERNATIONAL CORPORATION
1755 Wittington Place, Suite 340
Dallas, Texas 75234
INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Approximate Date of Mailing: February 8, 2008

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
THE BOARD OF DIRECTORS OF THE COMPANY.
WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.
     This Information Statement is first being furnished on or about February 8, 2008, to the holders of record as of the close of business on November 5, 2007 of shares of Common Stock, par value $0.01 per share (the “Common Stock”) of CabelTel International Corporation, a Nevada corporation (the “Company” or “CIC”) to notify such stockholders that on November 5, 2007, the Company received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock (576,487 shares or approximately 58%) which together represent in excess of 58% of the total votes of the Company (the “Majority Stockholders”) ratifying and approving the proposed issuance by the Company of 950,000 shares of Common Stock, par value $0.01 per share at a purchase price of $3 per share ($2,850,000) to URC Energy LLC in accordance with its subscription to purchase such shares and pursuant to the consummation of a Securities Purchase Agreement dated effective as of October 19, 2007 (executed November 16, 2007) between the Company and URC Energy LLC. The 950,000 shares to be issued to URC Energy LLC, will then comprise, when issued, approximately 49% of the issued and outstanding common stock of the Company.
     This Information Statement describing the approvals is first being mailed or furnished to the Company’s Stockholders on or about February 8, 2008, and such matters shall not become effective until at least twenty (20) calendar days after this Information Statement is first sent or given to stockholders pursuant to the requirements of Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
General
     The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

     The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instruction from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a second copy of this Information Statement and any future annual reports and information statements to any stockholder to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any stockholder or stockholders sharing an address to which multiple copies are now delivered. You should direct any requests to the following address:
CabelTel International Corporation
1755 Wittington Place, Suite 340
Dallas, Texas 75234
Attn: Investor Relations
Telephone: 972-407-8400
Interests of Certain Persons In or Opposition to Matters Acted Upon
     No director, officer, nominee for election as a director, associate of any director, officer or nominee or any other person has any substantial interest, direct or indirect, by securityholdings or otherwise, resulting from the matters described herein which is not shared by all other stockholders pro rata in accordance with their respective interest. That is, each of the other directors and officers will mathematically be reduced in percentage ownership pro rata with all other holders of Common Stock.
OUTSTANDING SHARES AND VOTING RIGHTS
     As of November 5, 2007, the date of action by the Majority Stockholders (and as of the date of this Information Statement), the Company’s authorized capitalization consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of which 986,939 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.10 per share, of which 100,000 shares have been designated as the Series B Preferred Stock, at least 589* shares of which are issued and outstanding. The CUSIP number of the Common Stock, par value $0.01 per share, is 1261Y-10-06.
     Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. Each share of Series B Preferred Stock is entitled to one vote per share voting together with the holders of any other class of stock entitled to vote without regard to class on all matters to be voted on by stockholders of the Company, and such shares of stock are to be counted in determining the total outstanding shares to constitute a quorum at any meeting of stockholders. The

*	The Company has reported 615 shares of Series B Preferred Stock outstanding in its Proxy Statement dated October 19, 2006 and in its Information Statement dated February 16, 2007, but such number may be an error; 589 shares have been issued and are outstanding and it may be that up to an additional 26 shares should have been issued as dividends to six individuals.

holders of the Series B Preferred Stock are not entitled to vote separately as a class to effectuate or validate any matters.
     On November 5, 2007, the Majority Stockholders by written consent in lieu of a meeting, voted 576,387 shares of Common Stock (approximately 58% of the class) in favor of the approval and ratification of the proposed issuance of 950,000 new shares of Common Stock to URC Energy LLC.
     Under Nevada law, any dissenting stockholder is not entitled to appraisal rights with respect to the approval and ratification of the issuance of 950,000 new shares of Common Stock to URC Energy LLC, and the Company will not independently provide stockholders with any such right.
ISSUANCE OF 950,000 SHARES OF COMMON STOCK
     The Company’s Common Stock is listed and traded on the American Stock Exchange LLC under the symbol “GBR.” Prior to the actual issuance of certificates representing 950,000 shares of Common Stock, the potential issuance must be approved by the stockholders in accordance with Sections 705 and 712 of the American Stock Exchange (“AMEX”) Company Guide in order for the AMEX to approve an application to list additional shares to be issued. Section 712 of the AMEX Company Guide requires stockholder approval as a prerequisite to approval of applications to list additional shares to be issued when the present or potential issuance of Common Stock (or securities convertible into Common Stock) could result in an increase in outstanding common shares of 20% or more. The Company currently has outstanding 986,939 shares of Common Stock and the issuance of 950,000 shares is greater than 20% of the currently outstanding number of shares of Common Stock.
     Under Nevada law, the Board of Directors has the authority to issue shares of Common Stock of the Company in such amounts and for such consideration as the Board of Directors may deem appropriate under Section 78.211 of the Nevada General Corporation Law. The Board of Directors has already approved the proposed issuance as well as the execution by the Company of the Securities Purchase Agreement effective as of October 19, 2007* (the “Purchase Agreement”) and recommended to the stockholders such actions. The stockholders listed under the caption “Security Ownership of Principal Stockholders and Management” have so approved such actions by written consent. By virtue of the consent of the Majority Stockholders and the requirements of the AMEX Company Guide, this Information Statement has been prepared for distribution to all stockholders of the Company. The actual issuance of share certificates representing the 950,000 shares of Common Stock to be issued to URC Energy LLC in exchange for the consideration of $3 per share (i.e. $2,850,000 cash) will not be effectuated until at least twenty (20) calendar days after the date

*	The Purchase Agreement is effective for accounting purposes (i.e. although not executed at that date, it may be treated for accounting purposes as though it was signed on that date) as of October 19, 2007, the date the Company received the subscription for the Shares; the Purchase Agreement was actually executed by the parties on November 16, 2007, following the approval by consent of the holders of 58% of the Common Stock.

of distribution of this Information Statement have elapsed, after which time, the actual share certificates covering 950,000 shares of Common Stock may only be issued to URC Energy LLC upon payment to the Company of the sum of $2,850,000.
Recent Price Range of Common Stock
     During the current calendar year of 2007, shares of Common Stock of the Company, which are listed on the AMEX and traded under the symbol “GBR” have traded at various prices. The following table sets forth the high and low sales prices as reported for the periods indicated in the reporting system of the AMEX and other published financial sources.

	Price Range of Common Stock
Period	High	Low
Calendar Year 2007
1st Quarter Ended March 31, 2007	$6.49	$3.45
2nd Quarter Ended June 30, 2007	$6.50	$3.30
3rd Quarter Ended September 30, 2007	$4.35	$2.90
4th Quarter Ended December 31, 2007	$3.59	$1.25
Calendar Year 2008
1st Quarter Through February 6, 2008	$2.87	$1.15
     The following table sets forth the range of market prices of the Common Stock during the five trading days prior to October 19, 2007, the effective date of the Purchase Agreement.

Date	High	Low	Volume
October 12, 2007	$2.85	$2.85	0
October 15, 2007	$2.85	$2.85	0
October 16, 2007	$2.85	$2.85	0
October 17, 2007	$2.85	$2.85	0
October 18, 2007	$3.59	$2.95	12,100
     On October 17, 2007, the Company received a letter from the staff of the AMEX described under “AMEX status” below. The Company issued a press release concerning such matter on October 22, 2007. Since October 22, 2007, the Company’s Common Stock has traded at a high of $3.35 on October 23, 2007 to a low of $1.15 on January 8, 2008. The closing price of the Company’s Common Stock on the AMEX on February 6, 2008 was $2.84 based on a volume of 35,100 shares.

     Effective as of October 19, 2007, the Company entered into the Purchase Agreement with URC Energy LLC, a Nevada limited liability company covering the purchase by URC Energy LLC of 950,000 shares of Common Stock of the Company at a price of $3 per share (a total of $2,850,000).
Rights of Existing Holders; Dilution
     The Shares of the Common Stock of the Company to be issued to URC Energy LLC are current shares of Common Stock without modification, and no difference will exist between the currently outstanding shares of Common Stock of the Company and the 950,000 shares to be issued. Each such share of Common Stock will continue to be subject only to one vote per share. The current shares of Common Stock are presently listed on the AMEX. The Company intends to apply for additional listing and registration on such Exchange of the 950,000 shares of Common Stock to be issued.
     Although the rights of current holders of shares of Common Stock of the Company will not change after the issuance of 950,000 shares of Common Stock to URC Energy LLC, such shares will ultimately comprise 49% of the issued and outstanding Common Stock which will obviously dilute all existing stockholders** and reduce the voting power of those current stockholders. The issuance of such 950,000 shares of Common Stock to URC Energy LLC may also have the following effects upon current stockholders and/or the value of the shares of Common Stock currently outstanding:

•	Members of the Board of Directors are elected by a plurality of the votes cast in person or by proxy in the election of directors. With one stockholder and its affiliates holding approximately 69.4% of the issued and outstanding shares and votes, such stockholder and its affiliates will be able to elect all of the directors of the Company. As affiliates of that stockholder will continue to hold an additional 20.4% post 950,000 shares issuance, the total of that 20.4% and 49% will be 69.4% which will be able to elect all of the directors of the Company.

•	Although URC Energy LLC, as the holder of 950,000 shares of Common Stock will be restricted in its ability to resell shares for a period of time, any sales privately of substantial amounts of our Common Stock or in the public market or a perception that such sales may occur in the future may create a perception in the market place which causes the market price of the Common Stock to decline.

•	The sale and issuance of 950,000 of Common Stock to a single holder may impair the Company’s ability to raise capital through the sale of additional Common or Preferred Stock in the future.

**	Including dilution of shares held by these entities which total 395,580 shares or 40.11% pre issuance of the 950,000 shares or 20.4% post issuance. See “Information about URC Energy LLC and its affiliates.”

•	Although the Company’s Bylaws and Articles of Incorporation, as amended, currently contain provisions which could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors or provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders or others, the existence of a block of Common Stock representing an aggregate of approximately 49% of the outstanding shares of Common Stock may well have a chilling effect upon persons wishing to propose a “takeover” of the Company without the consent and support of that holder of 49% of the issued and outstanding Common Stock.

•	The existence of what may be perceived as a “control” block of Common Stock of the Company may have some effect upon any third parties desires to purchase or sell the Company’s Common Stock.

•	With one stockholder holding approximately 49% and its affiliates holding an additional 20.4% of the issued and outstanding shares and votes, those holders of a combined 69.4% of the votes will be able to cause the approval of any matter submitted to the stockholders which requires approval of more than a majority but less than 70% of the votes without the votes of any other stockholders.
Information about URC Energy LLC and its affiliates
     URC Energy LLC is a Nevada limited liability company organized by Articles of Organization filed with the Secretary of State of Nevada on October 26, 2006; its sole member is Syntek West, Inc., a Nevada corporation. The principal executive officers of URC Energy LLC are:

Name	Office
Ronald Akin	President and Treasurer
R. Neil Crouch	Vice President
     Syntek West, Inc. is a Nevada corporation incorporated June 21, 1982. One hundred percent (100%) of the issued and outstanding stock of Syntek West, Inc. is owned by Gene E. Phillips. The directors and principal executive officers of Syntek West, Inc. are:

Name	Office
Gene E. Phillips	Director, Chairman, President and Chief Executive Officer
R. Neil Crouch	Director, Vice President, Treasurer and Secretary
     Gene E. Phillips, Basic Capital Management, Inc., a Nevada corporation (“BCM”), International Health Products, Inc., a Nevada corporation (“IHPI”), TacCo Financial, Inc., a Nevada corporation (“TFI”) and its wholly-owned subsidiary, JRG Investment Co., Inc., a Nevada corporation (“JRGIC”) are all reporting persons who may be deemed to constitute a “person” within the meaning of Section 13d of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as three of the corporations are the owners of shares of Common Stock of the Company which are the subject of a Schedule 13D and amendments thereto filed on behalf of Mr. Phillips and such corporations with the Securities and Exchange Commission (the “Commission”). Reference is made to Amendment No. 9 to Schedule 13D for event date of June 1, 2006 and Amendment No. 10 to Schedule 13D for event date of November 5, 2007 on file with the Commission for a summary of the information contained therein. As of such date (and currently), IHPI owned 9,970 shares of Common Stock of the Company (approximately 1% of the current outstanding), TFI owned 228,726 shares of Common Stock of the Company (approximately 23.18% of the outstanding) and JRGIC owned 156,886 shares of Common Stock of the Company (approximately 15.90% of the outstanding) which in the aggregate total 395,582 shares of Common Stock of the Company or approximately 40% of the currently issued and outstanding shares of Common Stock.
     IHPI is owned by a trust established for the benefit of the wife and children of Gene E. Phillips (the “Martin Trust”). IHPI is managed by R. Neil Crouch who also manages other private entities owned by Mr. Phillips or his family trust. R. Neil Crouch is also a director, vice president, treasurer and secretary of Syntek West, Inc. Mr. Crouch consults on a regular basis with Mr. Phillips regarding investments and marketable securities of IHPI. In the past, IHPI generally made such investments with funds borrowed from BCM. BCM is beneficially owned by a trust established for the benefit of the children of Gene E. Phillips (the “May Trust”) who, although he is not an officer of director of BCM, continues to have substantial contact with the management of BCM and has a significant influence on matters as a representative of the May Trust.
     TFI’s day-to-day operations are managed by the same personnel who manage IHPI’s day-to-day operations. TFI has generally made investments with funds borrowed from BCM. JRG is a wholly owned subsidiary of TFI. TFI is owned by Electrical Networks, Inc. (75%) and Starr Investments (25%). Electrical Networks, Inc. is beneficially owned by J. T. Tackett and Starr Investments is 100% beneficially owned by E. Wayne Starr.
Information about URC Energy LLC and its Affiliates
     The following table sets forth the amount of current ownership of Common Stock and the pro forma ownership of Common Stock after giving effect to the issuance of 950,000 shares of Common Stock to URC Energy LLC (without giving effect to options or conversion rights which in the aggregate are not material) by name of the current direct owner or group. The table set forth below is intended to reflect the dilutive effect of the issuance of 950,000 shares of Common Stock.

	amount of		pro forma
	ownership		ownership
name	common stock		of common
current direct owner/	currently	approx.	stock	pro forma
proposed owner	(shares)%		(shares)%
TacCo Financial, Inc.	228,726	23.18%	228,726	11.81%
JRG Investment Co., Inc.	156,884	15.90%	156,884	8.11%
International Health Products, Inc.	9,970	1.01%	9,970	0.51%

Subtotal	395,580	40.01%	395,580	20.40%
URC Energy LLC	—	—	950,000	49.05%

	395,580	40.11	1,345,580	69.41%

HKS Investment Corporation	108,994	11.01%	108,994	5.63%
Gene S. Bertcher	71,811	7.28%	71,811	3.71%
Others — Public	410,554	41.60%	410,554	21.21%

Totals	986,939	100%	1,936,939	100%

     HKS Investment Corporation acquired its current stock ownership of 108,994 shares from Victor Lund, a director of the Company. HKS Investment Corporation filed an original statement on Schedule 13D dated January 9, 2006 listing a group of individuals as stockholders and officers. Reference is made to such original statement on Schedule 13D dated January 9, 2006 for summary of the information contained therein. Mr. Lund originally became a director of the Company when the Company acquired certain nursing homes/retirement community operations from Mr. Lund. HKS Investment Corporation and its stockholders are not affiliated with Gene E. Phillips or TFI or JRGIC or IHPI.
     While Mr. Phillips and each of the officers and directors of the Company have had contact with each other in the past, there are no arrangements or understandings existing among the directors and officers of the Company on the one hand and Mr. Phillips, BCM, IHPI, TFI or JRGIC. No arrangements or understandings existed in the past among the directors and officers of the Company on the one hand and Mr. Phillips, BCM, IHPI, TFI or JRGIC except that TFI holds a Stock Option Agreement presently exercisable covering 40,000 shares of Common Stock dated December 16, 2003 at an exercise price of $2.60 per share, exercisable until December 15, 2008. Also, pursuant to a Recission Agreement dated June 1, 2006 among the Company and four individuals including Mr. Phillips, the Company received $1,500,000 as a “break up fee” from and through Syntek West, Inc. (a Nevada corporation owned by Mr. Phillips and the parent of URC Energy LLC). The Recission Agreement rescinded ab initio a transaction entered into on October 12, 2004 involving the acquisition for preferred stock by the Company of two US entities which indirectly owned a Bulgarian telecommunications and cable tv entity.
Consideration for the Purchase of Shares
     The Purchase Price of $3 per share under the Purchase Agreement was established by the Board of Directors of the Company through negotiation with representatives of the Purchaser. The $3 per share price is the same price offered by the Company for sizable purchases of its Common Stock (a minimum of 333,333 shares) in a private placement which has not yet reached the minimum subscription level. During the period from January 2007 through November 5, 2007, the Company’s Common Stock traded in a range of $3.52 per share on January 2, 2007 to a high of $6.50 per share on April 16, 2007 to a low of $1.95 per share on November 5, 2007 to a further low of $1.15 on January 8, 2008. The Company’s Common Stock is presently held by approximately 460 holders of records. The Company does not have an explanation for the volatility of the price range of the Company’s Common Stock.
Use of Proceeds
     During 2006, the Company disposed of its subsidiaries then engaged in the oil and natural gas lease and operation business. The Company advised in its Form 10-K for the fiscal year ended December 31, 2006 that it seeks to “re-enter” the oil and natural gas industry through an acquisition of interest in a significant block of oil and natural gas leases in Cleburne County, Arkansas covering several net acres, which the Company seeks to develop using various financing sources. The oil and natural gas leases cover properties located in the Fayetteville Shale area of the state of Arkansas.
     Since the fall of 2006, the Company and its management have continued to explore alternatives to establish and/or acquire new business operations for the Company. Although management continues to explore other possible transactions and lines of business, management presently intends to re-enter the oil and natural gas industry through the acquisition and development of interests in the Fayetteville Shale in Arkansas. The Company originally sought to acquire a significant block of leasehold interest in Cleburne County, Arkansas covering an excess of 10,000 net acres in exchange for the issuance of certain shares of Common Stock, but such transaction did not come to fruition in that form. In late November 2007, the Company through a subsidiary, entered into an arrangement to acquire certain leasehold interests covering 1,712 net acres of land in four separate sections of land in Cleburne County, Arkansas through the issuance of a promissory note. Through such arrangement the Company also obtained two separate options to acquire additional leasehold acreage through August 15, 2008 under a similar arrangement. Assignments of the interests to a subsidiary of the Company were made and filed in the County records through January 15, 2008.
     The Company expects to engage in exploration development activities on such leasehold interests during 2008 in a cost efficient manner seeking to develop commercially productive wells and establish proven reserves. A portion of the net proceeds from the sale and issuance of the 950,000 shares of Common Stock to URC Energy LLC may be available to pay for seismic studies and other developmental costs in preparation for drilling and/or actual drilling of development wells on such acreage. The Company may also use a portion of such proceeds to solidify or consolidate its position in various sections of land in the focus area in order to be the controlling holder of more than one half of the acreage in such sections (the controlling holder of more than one half of the acreage in a section is entitled under various Arkansas regulations to be the operator of a well or wells drilled on such acreage and certain other benefits). However, no definitive determination has been made concerning the expenditures or use of the proceeds of $2,850,000 from the sale of Common Stock. At such time as same is received in exchange for issuance of certificates representing such 950,000 shares (which will not occur until after this Information Statement has been distributed to stockholders and a period of some 21 days shall have elapsed), the expectation of the Company is to invest such proceeds and hold same as working capital for the Company.
Change of Control
     At the time of issuance of such 950,000 shares of Common Stock to URC Energy LLC, a “deemed” change of control will occur. See the table on page 8 for information about the resulting percentage ownership of Common Stock of the Company by various individuals and groups. At the time of its issuance of the 950,000 shares of Common Stock to URC Energy LLC, Gene E. Phillips and a group consisting of Mr. Phillips, TFI, JRG and IHPI will control, in the aggregate, approximately 69% of the Common Stock of the Company.
AMEX Status
     In August 2006 the AMEX advised the Company that it was not then in compliance with Section 1003(a)(i) of the Company Guide with stockholders equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide with shareholders equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four more fiscal years. In response to that August 2006 notice, the Company submitted a Plan of Compliance on September 22, 2006 which was accepted by the AMEX which granted the Company an extension until December 31, 2007 to regain compliance with the continued listing standards.
     On October 17, 2007, the Company received a staff determination notice confirming the intent of the AMEX staff to seek to strike the Company’s Common Stock from the exchange through a delisting procedure. Such notice advised that in the opinion of the staff of the AMEX “the Company had failed to deliver on a number of milestones that were in the Company’s Plan of Compliance” and had not demonstrated an ability to regain compliance by December 31, 2007. The AMEX staff notice specified failures by the Company to deliver the following “milestones” in the Plan of Compliance [Company’s position follows each item in brackets]:
•	Completion of an equity raise by December 31, 2006 to increase the Company’s equity to $2,000,000 [stockholder equity at December 31, 2006 was $2,079,000].

•	Transition to an energy company through the acquisition of certain mineral rights in the Fayetteville Shale area of Arkansas [arrangement reached in late November 2007 to acquire such mineral rights].

•	Providing no assurances that the Company will be able to secure the necessary investments to complete the acquisition of mineral rights by the end of the Plan Period [proposed acquisition of mineral rights was financed].

•	Company has failed to provide financial projections for the duration of the Plan Period to the AMEX and made no representations that it expects to regain compliance by reporting net income for the fiscal year 2007 and/or shareholders equity of $4,000,000 at December 31, 2007 [the $2,850,000 to be received by the Company from URC Energy will put the stockholder’s equity of the Company above $4,000,000].
The Company appealed that decision and was to have an opportunity to present its position at a hearing before a Listing Qualifications Panel in late November 2007. The Company submitted to the AMEX staff certain information as part of the appeal process in the form of a letter brief of the Company’s response to the staff notice involving the Company’s accomplishments under the Plan of Compliance. Following that submission, on November 20, 2007, the Hearings Administrator of the AMEX advised the Company that the scheduled hearing was postponed for at least 30 days. On December 20, 2007, the Company was orally notified that such hearing is further postponed to a date in January or February to be mutually agreed upon by the AMEX and the Company. No further action is expected by the AMEX pending that hearing.
     There can be no assurances given that the AMEX will continue the current listing of the Company’s Common Stock or that the AMEX will accept an additional listing application covering the 950,000 shares to be sold to URC Energy LLC.
Voting Power of Management; Vote Required
     Members of the Company’s Board of Directors and other stockholders listed under the table captioned “Security Ownership of Principal Stockholders and Management” have all voted all shares of Common Stock held by them (an aggregate of 576,387 shares, or approximately 58% of the current outstanding shares of Common Stock) in favor of the approval of the issuance of 950,000 shares of Common Stock to URC Energy LLC. Approval of this matter required only the affirmative vote by the holders of a majority of the shares of Common Stock presently outstanding and entitled to vote at a meeting which would be an aggregate of 493,470 votes.
     On November 5, 2007, the Majority Stockholders, by written consent in lieu of a meeting, approved the issuance of the 950,000 shares of Common Stock to URC Energy LLC. No further consents, votes or proxies are or were necessary to effectuate the approval of the issuance of 950,000 shares of Common Stock to URC Energy LLC.

Certain Pro Forma Information
     A pro forma balance sheet and pro forma statement of earnings is not presented herein because such pro forma statements would not be materially different than the combined historical balance sheet and statement of earnings contained in the 2006 Form 10-K, or the Company’s Form 10-Q for the quarter ended September 30, 2007 except that the components of the stockholders’ equity section would be changed and pro forma primary earnings per share would be given. Pro forma stockholders’ equity and pro forma primary earnings per share are presented below.
     The following table sets forth the approximate pro forma consolidated book value per share of Common Stock after giving effect to the issuance of 950,000 additional shares of Common Stock based on the audited balance sheet of the Company as at December 31, 2006 and the unaudited balance sheet of the Company at September 30, 2007 and that the total outstanding after giving effect to such issuance would be 1,936,939 shares of Common Stock:
Pro Forma Consolidated Book Value Per Share of Common Stock Outstanding

	12/31/06	09/30/07
Before Issuance(1)	$2.11	$1.77
After Issuance(2)	$2.54	$2.38

(1)	Based on 986,939 shares of Common Stock issued and outstanding.

(2)	Based on 1,936,939 shares of Common Stock issued and outstanding.
     In the foregoing table, the reduction in pro forma book value per share of Common Stock after the issuance results solely from the issuance of the additional shares.
     The following table sets forth the approximate pro forma primary net earnings per share of Common Stock before and after such exchange:
Pro Forma Primary Earnings Per Share of Common Stock

	12/31/06	09/30/07
Before Issuance(1)	$1.32	$(0.33)
After Issuance(2)	$0.77	$(0.09)

(1)	Based on 986,939 shares of Common Stock issued and outstanding.

(2)	Based on 1,936,939 shares of Common Stock issued and outstanding and assuming the 950,000 shares were sold at the beginning of each period presented and the funds received by the Company were invested at 7% per annum.

     The following table sets forth the capitalization of the Company at September 30, 2007 and the pro forma capitalization of the Company as adjusted as of such date to reflect the exchange:
(Amounts in Thousands)

		As Adjusted
	09/30/07	to Reflect Change
Accounts Payable and Accrued Expenses	350	350
Liabilities Held for Sale	6,564	6,564

Current Liabilities	$6,914	$6,914
Other Liabilities	392	392

Total Liabilities	$7,306	$7,306

Stockholders’ Equity
Preferred Stock, Series B	1	1
Common Stock	10	20
Additional Paid-In Capital	55,992	58,832
Accumulated Other Comprehensive	(54,252)	(54,252)

Income (Loss)
Total Stockholders’ Equity	$1,751	$4,601

Total Liabilities and Equity	$9,057	$11,907

Effectiveness of Issuance of Stock
     This Information Statement is first being mailed to stockholders on or about January 31, 2008. Assuming the AMEX accepts the additional listing of 950,000 shares of Common Stock, the issuance of certificates representing such stock may be effective twenty-one (21) calendar days thereafter on or about February 21, 2008.
SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS AND MANAGEMENT
     As of November 5, 2007 and the date of this Information Statement, according to the stock transfer records of the Company and other information available to the Company, the following persons where known to be (i) the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company and their associates and (ii) officers and directors of the Company individually and as a group:

			Amount and Nature
			of Beneficial	Approximate Percent
Title of Class	Name of Beneficial Owner	Capacity with Company	Ownership(a)	of Class (6)	No. of Votes
Common Stock	Gene S. Bertcher	Director, President and Chief Financial Officer and Stockholder	71,811 Shares	7.28%	71,811
Common Stock	Victor S. Lund	Director	-0-	—	—
Common Stock	Roz Campisi Beadle	Director and Stockholder	100 Shares	0.01%	100
Common Stock	James E. Huffstickler	Director	-0-	—	—
Common Stock	Dan Locklear	Director	-0-	—	—
Common Stock	TacCo Financial, Inc.	Stockholder	228,726(c)(g)	23.18%	228,726
			Shares
Common Stock	JRG Investment Co., Inc.	Stockholder	156,886(d)(g)	15.90%	156,886
			Shares
Common Stock	HKS Investment Corp.	Stockholder	108,994(e) Shares	11.04%	108,994
Common Stock	International Health	Stockholder	9,970(f)(g)	1.01%	9,970
	Products, Inc.		Shares
Common Stock	Group of TacCo Financial, Inc., JRG Investment Co., Inc., International Health Products, Inc. and Gene E. Phillips		395,580(g) Shares	40.11%	395,580
All Officers and Directors as a Group (5 persons)			71,911 Shares	7.29%	71,900
All Officers, Directors and Stockholders listed in the table (9 persons)			576,487 Shares	58.41%	576,487

     (a) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible within 60 days of November 5, 2007, are generally deemed to be outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.
     (b) Based on 986,954 shares of Common Stock outstanding at November 5, 2007 and at February 7, 2008.
     (c) TacCo Financial, Inc. presently holds an exercisable option to purchase up to 40,000 Shares at an exercise price of $2.60 per Share which is not included in the table and which may not be voted as such Shares were not outstanding on November 5, 2007. TacCo Financial, Inc., a Nevada corporation is owned by Electrical Networks, Inc. (75%) and Starr Investments, Inc. (25%). Its officers and directors are J. T. Tackett, Director, Chairman and Chief Executive Officer and Wayne Starr, Director, President and Treasurer. TacCo Financial, Inc. is also one of the Reporting Persons listed on Amendment No. 9 to Schedule 13D filed by a group on June 1, 2006. The direct ownership by TacCo Financial, Inc. listed in the table above does not include 156,844 shares held by its wholly-owned subsidiary JRGIC.

     (d) JRG Investment Co., Inc. is a wholly-owned subsidiary of TacCo Financial, Inc., but the 156,886 shares of Common Stock held by JRG Investment Co., Inc. are listed separately and not included in TacCo Financial, Inc.’s number of shares; its directors and officers are the same as TacCo Financial, Inc.
     (e) According to an original statement on Schedule 13D dated January 9, 2006, the group consists of HKS Investment Corporation, David Hensel, John Kellar and Marshall Stagg, each of whom are deemed ot be the beneficial owner of all 108,994 shares. Hensel is stated to be a Shareholder, Director and President of HKS Investment Corporation; Kellar is a Shareholder, Director, Vice President and Treasurer of HKS Investment Corporation and Stagg is a Shareholder, Director and Secretary of HKS Investment Corporation.
     (f) International Health Products, Inc., a Nevada corporation (“IHPI”) is owned by a separate trust established for the benefit of the wife and children of Gene E. Phillips. Its officers and directors are R. Neil Crouch II, Director, President and Treasurer; Bradford A. Phillips, Vice President and Jamie Cobb, Treasurer. IHPI is one of the Reporting Persons listed in Amendment No. 9 to Schedule 13D filed on behalf of a group on June 1, 2006.
     (g) Pursuant to Rule 13d-5(b)(1) under the Exchange Act when two or more persons act together for certain purposes, the group is deemed to have acquired beneficial ownership of all equity securities of the issuer beneficially owned by any of such persons. Under that Rule, each of TFI, JRG and IHPI are deemed to beneficially own all 395,580 Shares (40.11% of the outstanding) as is Mr. Gene E. Phillips who has no direct ownership of any shares.
     The total combined votes of all stockholders listed in the foregoing table is 576,487 votes out of a total of 986,939 votes, or 58.41% of the voting power voting together as a single class.
WHERE YOU CAN FIND MORE INFORMATION
     The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document filed at the Public Reference Room of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov/. Included in the information available is audited financial statements of the Company in comparative form as of December 31, 2006 and 2005 which are contained in the Company’s Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) to the SEC. Neither the 2004 Form 10-K nor the financial statements contained in it are to be considered part of any solicitation. At the end of this Information Statement is information on how to obtain a copy of the 2004 Form 10-K if desired. It is also available on the SEC’s website. The 2004 Form 10-K is also being delivered to each stockholder along with this Information Statement.
     The Company also maintains an internet website at http://www.cabeltel.us. The Company has available through the website, free of charge, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, the Company has posted the charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Code of Business Conduct and Ethics, Corporate Governance Guidelines on Director Independence and other information on the website. These charters and principles are not incorporated in this Information Statement by reference. The

Company will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
     Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Company at 1755 Wittington Place, Suite 340, Dallas, Texas 75234. Any communication should clearly specify it is intended to be made to the entire Board of Directors or to one or more particular director(s). Under this process, the recipient of the communication will review such correspondence and will forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the reviewer, deals with the functions of the Board of Directors, or that the reviewer otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to the members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Board of Directors or the appropriate Committee thereof.
NO SOLICITATION OF PROXIES
     This Information Statement is furnished to stockholders pursuant to the requirements of Section 14(c) under the Exchange Act to report action taken by written consent of the Majority Stockholders. No action is required upon the part of any other stockholder, and no proxy is being solicited. The cost of this Information Statement will be borne by the Company.
     COPIES OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CABELTEL INTERNATIONAL CORPORATION, 1755 WITTINGTON PLACE, SUITE 340, DALLAS, TEXAS 75234, ATTN: INVESTOR RELATIONS.

Dated: February 7, 2008.	By order of the Board of Directors,

	By:	/s/ Oscar Smith
Oscar Smith, Secretary